Exhibit 8.1
LIST OF SIGNIFICANT SUBSIDIARIES

		Percentage
		Interest/
Name	Country of Incorporation	Voting Power
Pearson Education Inc.	United States	100%
Pearson Education Ltd	England and Wales	100%
NCS Pearson Inc.	United States	100%
Pearson Longman Inc.	United States	100%
Pearson Education Holdings Inc.	United States	100%
PN Holdings Inc.	United States	100%
The Financial Times Limited	England and Wales	100%
Financial Times Business Ltd	England and Wales	100%
Interactive Data Corporation	United States	62%
Les Echos SA	France	100%
Penguin Group (USA) Inc.	United States	100%
The Penguin Publishing Co Ltd	England and Wales	100%
Dorling Kindersley Holdings Ltd	England and Wales	100%
Pearson Inc.	United States	100%
Pearson Holdings Inc.	United States	100%
Pearson Overseas Holdings Ltd	England and Wales	100%
Pearson International Finance Ltd	England and Wales	100%
Pearson Dollar Finance plc	England and Wales	100%
Pearson Capital Company LLC	United States	100%
Pearson Finance Partnership (Bermuda)	Bermuda	100%
Testchange Ltd	England and Wales	100%
Pearson Netherlands BV	Netherlands	100%
Pearson Loan Finance Unlimited	England and Wales	100%
Pearson Luxembourg Holdings Ltd	England and Wales	100%
Pearson Luxembourg Holdings Sarl	Luxembourg	100%
Blue Wharf Ltd	England and Wales	100%
Themescene Ltd	England and Wales	100%
Pearson Investments BV	Netherlands	100%
Pearson DBC Holdings Inc.	United States	100%
Rycade Capital Corporation	United States	100%
Data Broadcasting Corporation	British Virgin Islands	62%